Exhibit 99.1

FOR IMMEDIATE RELEASE

The Princeton Review Reports Third Quarter 2010 Financial Results

Q3 Revenue of $54 Million Drives Adjusted EBITDA of $9 Million; Community College Partnerships

Enrolls 132 Students

FRAMINGHAM, Mass., November 5, 2010 – The Princeton Review, Inc. (NASDAQ: REVU), a leading provider of test preparation, educational support services and online career education services, reported financial results for the third quarter ended September 30, 2010.

Q3 2010 Financial Highlights

Total revenue in the third quarter of 2010 increased 59% to $54.4 million from $34.3 million in the prior year period. The increase was attributable to $23.4 million in revenues generated by the company’s Penn Foster division acquired in December 2009.

Loss from continuing operations was $8.7 million in the third quarter of 2010, as compared to income of $144,000 in the prior year period. The loss from continuing operations included higher depreciation and amortization expenses of $7.1 million and higher interest expense of $4.8 million, primarily associated with the acquisition of Penn Foster and related financings.

Adjusted EBITDA in the third quarter of 2010 was $9.5 million, an increase of 112% from $4.5 million in the prior year period (see “Reconciliation of Non-GAAP Financial Measures,” below, for an important discussion of this non-GAAP term).

At the end of the third quarter of 2010, cash and cash equivalents totaled $28.8 million, as compared to $10.1 million at December 31, 2009. The increase is primarily attributable to net proceeds from the refinancing of the company’s senior secured revolving credit facility and senior term note completed on August 6, 2010. As of September 30, 2010, the company had cash and unused borrowing capacity under its credit agreements of $40.9 million, as compared to $20.1 million at December 31, 2009.

Q3 2010 Operational Performance Summary

Segment Revenues ($ in thousands)	Q3 10	Q3 09	Δ%
Test Preparation Services	$30,675	$34,090	-10%
SES	38	235	-84%
Penn Foster	23,357	—	n/a
Career Education Partnerships	343	—	n/a

Total	$54,413	$34,325	59%

Test Preparation Services

Test Preparation Services revenue in the third quarter of 2010 decreased 10% to $30.7 million from $34.1 million reported in the prior year period. The decrease was primarily due to lower retail revenue, partially offset by increases in online, and to a lesser extent, institutional revenue. Retail revenue was lower primarily due to customers opting for the company’s lower-priced SAT preparation offerings, partially offset by increased enrollments.

SES

In light of the significantly altered landscape for private supplemental educational service providers, in the second quarter of 2010 the company announced it would exit the SES business effective by the end of the 2009 – 2010 school year. Due to the phase out of this business, SES revenue in the third quarter decreased 84% to $38,000 from $235,000 in the prior year period.

Penn Foster

Penn Foster revenue in the third quarter was $23.4 million, and the company estimates that revenue decreased 2% as compared to the prior year period as a privately-held company. The decline in revenue was driven by a lower number of enrollments outweighing an increase in revenue per enrollment. The lower number of enrollments reflects the company’s strategy to target more committed students which the company expects will translate into better retention and, ultimately, higher profitability.

Career Education Partnerships

Career Education Partnerships is a new division comprised of the company’s National Labor College (NLC) Services and Community College Partnerships (CCP) businesses. Revenue in this segment for the third quarter of 2010 was $343,000, which was generated exclusively by the launch of the CCP program with Bristol Community College in New Bedford, Massachusetts. The program successfully enrolled 132 students during the quarter and classes began in October. The company is in discussions with several other colleges in Massachusetts to extend the business to other locations. The NLC accreditation process continues to progress and classes are expected to begin in the first quarter of 2011.

Q3 2010 Operational Highlights

•

The Rhode Island AFL-CIO and The Princeton Review formed an educational partnership to help union members and their families continue their education and advance their careers. The partnership will offer access to 25 degree programs to be offered to 80,000 members and families.

•

The Princeton Review and Union Plus (the benefits arm of the AFL-CIO) launched the College Readiness Program, available to approximately 13 million union members at discounted prices. It includes classroom and undergraduate test prep courses for the SAT®, ACT®, MCAT®, LSAT®, GMAT®, and GRE® as well as private tutoring.

•

The Princeton Review and Broward County Public Schools in Florida agreed to continue their college readiness program, which helps high school students who are at risk of not graduating, into the 2010 – 2011 school year.

•

Refinanced and expanded the company’s credit facility with GE Capital, resulting in a new $60 million senior secured term loan and $12.5 million revolving credit facility. The new facilities provide The Princeton Review more favorable interest rates and greater flexibility in terms of financial maintenance covenants as compared to the previous $50 million credit facility.

•	Released three 2011 editions of The Princeton Review guidebooks: “The Best 373 Colleges,” “Complete Book of Colleges” and “The Best Northeastern Colleges.”

•

Launched the company’s first series of admissions and financial aid courses designed to deliver the lessons and skills that college bound students and their parents need to successfully navigate the college research, application and financial aid processes. The six courses began in September and will take place in a live online format with costs ranging from $70 to $200.

Management Commentary

“Our results in the third quarter reflected a more cost-conscious retail test prep customer, but it was also a period of pursuing new and greater opportunities in other market segments, including online, institutional, and our Community College Partnerships,” said Michael Perik, President and CEO of The Princeton Review. “We believe these efforts will result in greater, more predictable and profitable revenues as these plans come to fruition.”

“In fact, Community College Partnerships recorded its first revenues in Q3,” continued Perik. “The 132 enrollments support our confidence that this program is not only working, but replicable, as we are in discussions with several colleges who have expressed strong interest. We are encouraged to see this program up and running, and ultimately delivering affordable and accessible programs to an allied health care field that remains in such high demand.”

“Although enrollments in our NLC joint venture have been delayed until the first quarter of 2011, the launch continues to progress toward bringing college readiness programs to the AFL-CIO members who have expressed great interests in such an offering.”

“The integration of Penn Foster continues to track well,” said Perik. “We have achieved substantial cost savings through Q3 2010, and remain on track to realizing our goal of $4-$6 million annually when completed by the end of Q1 2011.”

Conference Call

The Princeton Review will host a conference call at 9:00 a.m. Eastern time today, November 5, 2010, to discuss its third quarter 2010 financial results. The company’s senior management will host the presentation, which will be followed by a question and answer period.

To participate in the call, investors should dial the appropriate number 5-10 minutes prior to the start time.

Date: Friday, November 5, 2010

Time: 9:00 a.m. Eastern time (6:00 a.m. Pacific time)

Dial-in number: 760-666-3600

Conference ID#: 19221859

A Web simulcast and replay will be available via the investor relations section of the company’s website at http://ir.princetonreview.com/events.cfm.

If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.

A telephone replay of the call will be available later that evening and will be accessible until December 5, 2010:

Toll-free replay number: 800-642-1687

Passcode: 19221859

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the company uses Adjusted EBITDA, a non-GAAP financial measure, in analyzing and assessing the overall performance of the business. The company defines Adjusted EBITDA as income from continuing operations before income taxes, interest income and expense, depreciation and amortization, stock based compensation, restructuring and acquisition expenses and certain other non-cash income and expense items. The other non-cash items include the purchase accounting impact to revenue of acquired deferred revenue, which would have been recognized if not for the purchase accounting treatment, a non-cash charge to cost of goods and services sold for the write-off of inventory in conjunction with the decision to exit the SES business, the loss from extinguishment and refinancing of debt, and gains and losses from changes in fair values of embedded derivatives.

The company believes that Adjusted EBITDA can facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in tax positions, capital structures (affecting interest expense), the lives, methods and purchase accounting impact on fixed and intangible assets (affecting depreciation and amortization expense) and one-time charges not expected to reoccur in the future. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital;

•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies may calculate Adjusted EBITDA differently than the company, thus limiting its usefulness as a comparative measure.

UNAUDITED RECONCILIATION OF ADJUSTED EBITDA (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

(Loss) income from continuing operations	$(8,740)	$144	$(37,515)	$420
Provision for income taxes	50	391	2,786	512
Interest expense	4,940	136	16,678	681
Interest income	(9)	(2)	(23)	(34)
Depreciation and amortization	8,723	1,634	27,803	4,813
Restructuring	2,082	1,131	4,003	5,179
Acquisition expenses	1,311	285	3,684	285
Stock based compensation	772	752	3,074	2,153
Acquisition related adjustment-Revenue	168	—	854	—
Non-cash writeoff of SES inventory-Cost of goods and services sold	—	—	942	—
Loss from extinguishment and refinancing of debt	178	—	1,132	—
Loss (gain) from change in fair value of derivatives	52	—	(643)	—
Other non-cash income	(55)	—	(101)	—

Adjusted EBITDA	$9,472	$4,471	$22,674	$14,009

About The Princeton Review

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 28 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education. The company also owns and operates Penn Foster Education Group, a global leader in online education. Penn Foster provides career-focused degree and vocational programs in the fields of allied health, business, technology, education, and select trades through the Penn Foster High School and Penn Foster Career School (www.pennfoster.edu).

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission, and in its other filings. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

Company Contacts:

Chris Kasper

Chief Financial Officer

The Princeton Review, Inc.

Tel: 508-663-5050

Scott Liolios or Cody Slach

Investor Relations

Liolios Group, Inc.

Tel: 949-574-3860

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$28,838	$10,075
Restricted cash	441	626
Accounts receivable, net of allowance of $885 and $769, respectively	10,300	13,933
Other receivables, including $579 and $760, respectively, from related parties	1,984	6,721
Inventory	6,544	7,997
Prepaid expenses and other current assets	3,530	5,883
Deferred tax assets	12,929	12,920

Total current assets	64,566	58,155

Property, equipment and software development, net	36,613	33,310
Goodwill	187,015	186,518
Other intangibles, net	109,458	104,961
Other assets	6,531	6,863

Total assets	$404,183	$389,807

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,437	$5,962
Accrued expenses	24,492	23,047
Deferred acquisition payments	10,750	—
Current maturities of long-term debt	6,301	4,597
Deferred revenue	30,187	32,887

Total current liabilities	76,167	66,493

Deferred rent	1,315	1,606
Long-term debt	123,730	142,072
Long-term portion of deferred acquisition payments	5,000	—
Other liabilities	4,685	5,552
Deferred tax liability	32,331	31,499

Total liabilities	243,228	247,222
Series E Preferred Stock, $0.01 par value; 108,275 shares authorized; no shares and 98,275 shares issued and outstanding, respectively	—	97,326
Series D Preferred Stock, $0.01 par value; 300,000 shares authorized; 111,503 shares and no shares issued and outstanding, respectively	113,264	—

Commitments and contingencies

Stockholders’ equity
Common stock, $0.01 par value; 100,000,000 shares authorized; 53,532,978 and 33,727,272 shares issued, and 53,478,561 and 33,727,272 shares outstanding, respectively	535	337
Additional paid-in capital	215,785	174,935
Accumulated deficit	(168,288)	(129,625)
Accumulated other comprehensive loss	(184)	(388)
Treasury stock (54,417 shares at cost)	(157)	—

Total stockholders’ equity	47,691	45,259

Total liabilities and stockholders’ equity	$404,183	$389,807

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue
Test Preparation Services	$30,675	$34,090	$84,023	$86,673
SES	38	235	14,676	23,947
Penn Foster	23,357	—	74,744	—
Career Education Partnerships	343	—	343	—

Total revenue	54,413	34,325	173,786	110,620

Operating expenses
Costs of goods and services sold (exclusive of items below)	18,298	11,723	62,719	42,767
Selling, general and administrative	27,583	18,884	93,259	56,252
Depreciation and amortization	8,723	1,634	27,803	4,813
Restructuring	2,082	1,131	4,003	5,179
Acquisition expenses	1,311	285	3,684	285

Total operating expenses	57,997	33,657	191,468	109,296

Operating (loss) income from continuing operations	(3,584)	668	(17,682)	1,324
Interest expense	(4,940)	(136)	(16,678)	(681)
Interest income	9	2	23	34
Other (expense) income, net	(175)	1	(392)	255

(Loss) income from continuing operations before income taxes	(8,690)	535	(34,729)	932
Provision for income taxes	(50)	(391)	(2,786)	(512)

(Loss) income from continuing operations	(8,740)	144	(37,515)	420
Discontinued operations
Loss from discontinued operations	(34)	(405)	(1,148)	(711)
Gain from disposal of discontinued operations	—	—	—	913
Benefit for income taxes from discontinued operations	—	29	—	78

(Loss) income from discontinued operations	(34)	(376)	(1,148)	280

Net (loss) income	(8,774)	(232)	(38,663)	700
Earnings to common shareholders from conversion of Series E to Series D preferred stock	—	—	1,128	—
Dividends and accretion on preferred stock	(2,303)	(1,252)	(7,558)	(3,667)

Loss attributed to common stockholders	$(11,077)	$(1,484)	$(45,093)	$(2,967)

Earnings (loss) per share
Basic and diluted:
Loss from continuing operations	$(0.21)	$(0.03)	$(0.98)	$(0.10)
(Loss) income from discontinued operations	—	(0.01)	(0.03)	0.01

Loss attributed to common stockholders	$(0.21)	$(0.04)	$(1.01)	$(0.09)

Weighted average shares used in computing earnings (loss) per share
Basic and diluted:	52,120	33,725	44,639	33,728